EX-35 (f)
(logo) NYMT NEW YORK MORTGAGE TRUST



OFFICER'S CERTIFICATE
REGARDING ANNUAL STATEMENT OF COMPLIANCE

New York Mortgage Trust Series 2006-1, Mortgage-Backed Pass-Through Certificates

I, Steven R. Mumma, hereby certify that I am the duly appointed Chief Operating Officer of NYMT Servicing Corporation (the "Servicer") and further certify as follows:

1. This certification is being made pursuant to the terms of the Pooling and Servicing Agreement, dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), among NYMT Securities Corporation, as depositor, Wells Fargo Bank, N.A., as securities administrator and master servicer, NYMT Servicing Corporation, as Servicer, Cenlar FSB, as subservicer (the "Subservicer"), The New York Mortgage Company, LLC, as seller and U.S. Bank National Association, as trustee.

2. I have reviewed the activities of the Servicer and the Subservicer during the preceding year and the Servicer's performance (and the Subservicer's performance on the Servicer's behalf) under the Pooling and Servicing Agreement and to the best of my knowledge, based on such review, each of the Servicer and Subservicer has fulfilled all of its obligations under the Pooling and Servicing Agreement throughout the year.

Capitalized terms not otherwise defined herein have the meanings set forth in the Pooling and Servicing Agreement.



Dated:3/23/2007
By:/s/ Steven R. Mumma
Name: Steven R. Mumma
Title: Chief Financial Officer

1301 Avenue of the Americas * New York, NY 10019 * 212-634-9400 * Fax:
212-655-6292